Exhibit 10.40

Tenth Amendment to Transaction Documents

This Tenth Amendment to the Transaction (this “Amendment”) is effective as of March 16, 2023 (“Effective Date”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, as amended, entered between the Parties (the “Securities Purchase Agreement”)

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (as amended, the “Note”) and was issued a common stock purchase warrant to purchase 22,857,143 shares of the common stock at $0.0001 exercise price (as amended, the “Warrant”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents, which were previously amended on August 18, 2022, October 2, 2022, October 14, 2022, November 2, 2022, November 16, 2022, December 16, 2022, January 11, 2023, January 31, 2023, and February 17, 2023 and the parties now desire to further amend the respective Transaction Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

(a) Maturity Date. The definition of “Maturity Date” set forth in the second paragraph of the Note is deleted in its entirety and hereby replaced with the following: “May 16, 2023”. In conjunction therewith, the Note shall be designated as the 12.5% Original Issue Discount Senior Secured Note due May 16, 2023.

(b) Mandatory Default Amount. The definition of “Mandatory Default Amount” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Mandatory Default Amount” means the sum of 137.5% of the (a) then outstanding principal amount of the Note, (b) accrued but unpaid interest through the Maturity Date and (c) all liquidated damages and other amounts due in respect of the Note.

(c) Optional Redemption Amount. The definition of “Optional Redemption Amount” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Optional Redemption Amount” means at 137.5% of the sum of the principal amount thereof plus any unpaid accrued interest to the date of repayment, plus all other liquidated and other amounts due in respect of the Note.

(d) Section 5(d) of the Note is deleted in its entirety and hereby replaced with the following:

“Mandatory Prepayment.” The Company shall be required to offer to prepay in cash the aggregate principal amount of the Notes at 137.5% of the sum of the principal amount thereof plus any unpaid accrued interest to the prepayment date on the sale of all or substantially all of the assets or the Company, upon a Change of Control, on upon a Qualified Offering, on the Maturity Date and at any time after the Maturity Date. Such payment shall be made on the date of each of the events specified above and in each case the Company shall have provided five (5) days’ notice to Holder.

(e) The interest due on the Note for the period ending (i) February 2, 2023 will be paid in full upon the receipt of $11,905 of net proceeds ; (ii) March 2, 2023 will be paid in full upon the receipt of an additional $11,905 of net proceeds; (iii) April 2, 2023, will be paid in full no later than April 2, 2023; (iii) May 2, 2023, will be paid in full no later than May 2, 2023, and (iii) May 16, 2023, will be paid in full no later than May 16, 2023. In the event the closing of the Qualified Offering occurs prior to any of the above dates, the interest will be due and payable immediately upon closing of the Qualified Offering.

(f) Qualified Offering. The definition of “Qualified Offering” set forth in Section 1.1 of the Securities Purchase Agreement (and as referenced in the other Transaction Documents) and subsequently amended, is deleted in its entirety and hereby replaced with the following:

“Qualified Offering” means a debt (including convertible debt) or equity financing of either the Company or its Subsidiary’s securities resulting in aggregate gross proceeds to the Company of at least $ 3,000,000 (or such lesser amount in any equity or debt offering by any underwriter utilized for raising such financing). For purposes of clarity, to qualify as a Qualified Offering, the gross proceeds must be raised in one (1) offering (which may have one or several closings) and the proceeds of multiple offerings of securities with different terms will not be aggregated together.

Each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above and will become effective as of the Effective Date.

CURATIVE BIOTECHNOLOGY, INC.

By:	/s/ Richard Garr
Name:	Richard Garr
Title:	Chief Executive Officer